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WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3, L.P.
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WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 600

April 12, 2012

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”). We are writing to request your consent to authorize WNC & Associates, Inc., as the general partner of the Partnership, to sell an apartment complex in which the Partnership has an interest.

In connection with the proposed sale, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposed sale, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on May 14, 2012, unless extended by the General Partner.

Sincerely,

WNC & Associates, Inc.,
General Partner

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 714-662-5565, Extension 600.

DATED at Irvine, California, April 12, 2012.

WNC & Associates, Inc.,
General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3

April 12, 2012

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”) are being asked by the Partnership and its general partner, WNC & Associates, Inc. (the “General Partner”) to consider and approve by written consent an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The Proposal would permit the sale of an apartment community in which the Partnership has an interest. An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the apartment community. There will not be a separate vote on the sale itself. The Partnership and the General Partner recommend approval of the Proposal.

The Partnership was formed in 1995 to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment complexes generating Federal low income housing tax credits. The Partnership invested in a total of 18 Local Limited Partnerships, including Shepherd South Apartments I, Ltd., a Texas limited partnership (“Shepherd South I”), and has sold two of them, one to a third party and one to the local general partner of the Local Limited Partnership. Additionally, four Local Limited Partnerships have sold their respective Apartment Complexes to third parties. Net sale proceeds from the six sales in the aggregate amount of approximately $97,300 were used by the Partnership to pay fees accrued to and advances from the General Partner in the amount of approximately $87,000, and the balance was used to fund reserves.

In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 136% of invested capital. One of the apartment complex sales referenced in the preceding paragraph was sold in a bankruptcy workout and resulted in recapture and a net Federal tax credit return of approximately 131%.

The Partnership is governed by its Agreement of Limited Partnership dated as of March 28, 1995, as amended to date (the “Partnership LPA”).

The apartment community which is the subject of this consent solicitation is owned by Shepherd South I. The general partner of Shepherd South I is Donald W. Sowell (the “Local General Partner”). The Local General Partner is not an affiliate of the General Partner.

Shepherd South I owns the Shepherd South Apartments I located in Shepherd, Texas (the “Property”). Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

In addition to Shepherd South I, the Local General Partner is the local general partner in 11 other local limited partnerships invested in by investment funds syndicated by the General Partner. A limited partnership (the “Purchaser”) that is not affiliated with the General Partner or the Local General Partner has been formed to purchase the Property. Affiliates of the Purchaser, through other newly-formed entities, are also seeking to purchase three of the 11 other apartment complexes in addition to the Property. See “CONFLICTS AND OTHER SPECIAL FACTORS” below.

The total purchase price being offered for the Property is $93,000, plus the amount of the outstanding mortgage balance (which balance was approximately $507,100 as of December 31, 2011).

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of Shepherd South I. The sale of the Property and the termination of Shepherd South I could allow Limited Partners to use passive losses previously allocated to them and related to Shepherd South I but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Property and the termination of Shepherd South I. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Shepherd South I.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of a sale of the Property and the termination of Shepherd South I.

SHEPHERD SOUTH I AND THE PROPERTY

In 1995, the Partnership invested approximately $121,000 in Shepherd South I. Shepherd South I developed the Property, a 24-unit low-income housing apartment complex located in Shepherd, Texas. Shepherd is a rural city along U.S. Highway 59 and State Highways 150 and 424, in San Jacinto County, identified as a low-income area. Shepherd South I obtained one permanent mortgage loan, and assumed another permanent mortgage loan. The aggregate outstanding balance of the mortgage loans was approximately $507,100 as of December 31, 2011. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) (“Rural Development”). The first loan is for an original term of 40 years, is being amortized over a period of 40 years, and matures in 2035. The loan bears interest at the stated rate of 6.75% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. This Rural Development loan cannot be prepaid. The assumed loan is for an original term of 40 years, is being amortized over a period of 40 years, and matures in 2035. The loan bears interest at the stated rate of 8.00% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. This Rural Development loan cannot be prepaid. There is also a rental assistance payment plan in place from Rural Development covering 24 of the apartment units which is renewed annually. The transfer of the Property is subject to the approval of Rural Development.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA permits the Partnership to sell its properties without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of the Property to a Purchaser wherein affiliates of the General Partner are or will be limited partners and/or will obtain compensation assisting in the acquisition, development, rehabilitation and operation of the Property. A complete statement of the Proposal is as follows:

“Section 5.3.5.   Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Local Limited Partnership known as Shepherd South Apartments I, Ltd., a Texas limited partnership, shall be permitted to sell its Property and all improvements thereon, together with the replacement reserve, for a purchase price of at least $93,000 plus the outstanding amount of the mortgage balance, to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the General Partner could be general partners and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property.”

If the Proposal is approved and the sale is consummated, the current expectation is that the Purchaser will have one or more general partners which are not affiliated with the General Partner, but will have limited partners that are affiliated with the General Partner. These limited partners are yet to be determined.

REASONS FOR THE SALE

Before recommending the sale, the General Partner considered the benefits and risks associated with continuing the Partnership’s investment in Shepherd South I. The General Partner recommends the proposed sale for the following reasons:

•	Shepherd South I no longer generates low income housing tax credits
•	It is now possible to sell the Property without a recapture of prior tax credits
•	The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 16 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Shepherd South I has a prepayment restriction that prohibits refinancing

The Partnership and the General Partner have decided to recommend the sale of the Property to the Purchaser on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program and an award of credits from the State of Texas. The Partnership does not have the necessary capital. The sale of the Property pursuant to the Proposal is for a price of $93,000 in excess of the outstanding mortgage balance. The income tax liability should be offset to the extent that a Limited Partner has unused passive losses attributable to the Shepherd South I investment or other sources.

In recommending approval of the Proposal, the General Partner believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

The schedules comprising Attachment No. 1 hereto include tabular presentations of the anticipated results of the proposed sale of the Property and the termination of Shepherd South I, and the distribution of cash and allocation of gain to the various involved parties. The schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by Shepherd South I as of the date set forth, including cash and reserves, and the total liabilities of Shepherd South I as of the date set forth, including the mortgage. It is anticipated that the Limited Partners will not receive any distributions from the sale.

In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership’s investment in Shepherd South I is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership and the Local General

Partner (who is not affiliated with the General Partner) at the Shepherd South I level. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by Shepherd South I be used in the following order: to pay Partnership expenses (if any) in connection with the sale; to pay the debts and obligations of the Partnership; and to fund Reserves. Any amount remaining after such uses would be distributed to the Limited Partners in an amount equal to their previously unreturned capital contributions, plus a specified return thereon, and the balance 90% to the Limited Partners and 10% to the General Partner. The Partnership has liabilities on its books due to the General Partner and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $546,200 as of February 29, 2012, and Partnership reserves of approximately $11,500 as of February 29, 2012. The Partnership LPA states that the General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1995, the General Partner has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The distribution to the Partnership from the sale of the Property is not adequate to pay the accrued liabilities due to the General Partner. The General Partner intends to use one-half of the Partnership’s distribution to pay its liabilities to the General Partner, and one-half to augment the Partnership’s $11,500 reserve. The augmented reserve would be used, as determined in the General Partner’s discretion, to pay accrued and future Partnership costs and expenses, including accrued and future Asset Management Fees

The General Partner estimates that the gain from the sale allocated to the Limited Partners would be in the amount of approximately $6.17 per Unit, all of which the General Partner estimates would constitute Section 1250 gain.  Under current law, Section 1250 gain is taxed at a maximum rate of 25%, and long-term capital gain is taxed at a maximum rate of 15%. California taxes income at a maximum rate of 9.3%. The General Partner has not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard, including the availability of unused passive losses to pay such gain.  Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Property and termination of Shepherd South I, and the results of Shepherd South I and Partnership operations through such dates.

CONFLICTS AND OTHER SPECIAL FACTORS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The General Partner believes that the best use of the Property is its continued rental as low income housing. This is based on the Property’s location and the economy of Shepherd, the quality of the Property construction, and rental market conditions. Further, there is an original restricted use agreement to which the Property is subject and which is effective for at least another 13 years.

The Purchaser is not affiliated with the Local General Partner, although the Purchaser’s affiliates have had other business dealings with the Local General Partner. The Developer was engaged by the Purchaser. The Developer and the Purchaser presented the offer to the Local General Partner. The Local General Partner is not an affiliate of the General Partner or the Developer. The Developer is not an affiliate of the General Partner. In addition to Shepherd South I, the Local General Partner is the local general partner in 11 other local limited partnerships invested in by investment funds syndicated by the General Partner. Affiliates of the Purchaser, through other newly-formed entities, also are seeking to purchase three of the 11 other apartment complexes in addition to the Property. The proposed sale of the Property is similar to the proposed sale of each of the other three properties. In connection with its review of the Purchaser’s offer, and the related offers for the other properties, the General Partner requested the opportunity to syndicate the new federal low income housing tax credits expected to be allocated to each of the four properties by the State of Texas in connection with the rehabilitation of those properties to be conducted by the Developer and the respective purchasers. The General Partner entered the competitive bidding process for syndication rights conducted by the Purchaser and was the successful bidder in two instances, including the bidding process for the Property.

The General Partner obtained an appraisal of the Property from an independent third party in September 2011. The appraisal is an opinion of “as is” market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants, and reflects an appraised value of $350,000. Although, in the absence of open-market bidding, there can be no absolute guarantee that the Purchaser’s sales price is the highest price that could be obtained, the General Partner believes the proposed sales price is fair. In accepting the Purchaser’s proposal to purchase the Property, and in accepting the other three offers, the General Partner did not seek other buyers.

The Local General Partner will receive a sales preparation fee upon completion of the sale in an amount equal to 4% of the sales price for the Property, after reduction for the outstanding principal amount of the mortgages. The Local General Partner negotiated for this compensation as part of its consent to the sale of the Property.

The General Partner has consented to the Proposal, subject to the approval of the Limited Partners by majority in interest. In doing so, the General Partner was faced with conflicts of interest. It is expected that the Purchaser will have one or more general partners which are not affiliated with the General Partner, but will have limited partners that are affiliated with the General Partner. These limited partners are yet to be determined. These limited partners would be limited partnerships or limited liability companies having general partners or managers that are affiliated with the General Partner. These general partners are yet to be determined. These general partners would receive compensation from their limited partnerships / limited liability companies.

Negotiations are being conducted for the sale of the Partnership’s interest in another Local Limited Partnership. The General Partner has no interest in the sale other than in its capacity as the general partner of the Partnership, and currently has no interest in syndicating any new tax credits that could arise from the rehabilitation by the purchaser of the apartment complex owned by the Local Limited Partnership.

CONTINGENCIES

There are several contingencies to the consummation of the proposed sale of the Property. The proposed sale would not be consummated if Rural Development does not consent to the transfer, or the Purchaser does not complete the sale for other reasons, including economic infeasibility.

If the contingencies described above are satisfied, the General Partner anticipates that the Purchaser would proceed with the transaction as discussed herein. If the Purchaser proceeds with the transaction as discussed herein, the General Partner estimates that the transaction could be closed by the end of 2012. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The General Partner will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under “Voting Rights and Procedures” below).

If the Proposal is not approved, the General Partner would consent to the sale of the Property, but would not be involved in the resyndication effort.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units.

All Limited Partners as of April 12, 2012 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of April 12, 2012, there were 17,986.5 Units outstanding and 871 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date, 1,068 Units (5.94% of the outstanding Units) are held in the name of Wachovia Bank, N.A. (which has been acquired by the Wells Fargo banking group), and 4,560 Units (25.35%) are held in the name of Sempra Section 42, LLC. No other person or group of related persons is known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) May 14, 2012, unless extended by the General Partner, will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

The Partnership’s offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters with regard to the Proposal.

This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about April 12, 2012.

 Attachment No. 1

Shepherd South Apartments I
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE

DISTRIBUTION OF SALE PROCEEDS
	Gross Sales Price			$600,062
	Less: Selling Costs			$12,001
	Less: Sales Prep Fee to General Partner			$3,720
	Net Sales Price			$584,341
	Plus: Replacement Reserves**			$0
	Plus: Other Partnership Cash Accounts			$3,513
	Net Cash Proceeds Available to Partners			$587,854
11.2(a)	Less: Mortgage			$507,062
11.2(b)	Less: Other priority debt in accordance with State law			$0
11.2(c)	Less: Loans by General Partner			$0
11.2(c)	Less: Loans by Limited Partner			$0
11.2(d)	Less: Fund reserves deemed necessary by General Partner			$0
	Remainder:			$80,792

	Cash from liquidation of Shepherd South Apartments I

	In accordance with positive capital account balance of Limited Partner after gain allocation			$70,933

	In accordance with positive capital account balance of General Partner after gain allocation			$9,859
	Remainder			$0

Total funds to flow to Upper Tier				$70,933

** Replacement Reserves to stay with property

Projected Gain Calculation

Net Sales Price				$ 584,341
Adjusted Basis of Property and Cash				$ 442,331
Taxable Gain on Sale of Property				$ 142,010

Allocation of Gain by Federal Tax Rate		LPs	GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%		$ -	$ -	$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%		112,020	29,990	$ 142,010
Long Term Capital Gain 15%		$ -	$ -	$ -
		$ 112,020	$ 29,990	$ 142,010

Projected Sale/Liquidation Summary For Limited Partner

		Total		Original
		$ 157,920		$ 157,920
		LP Investment		Investment
Projected Partners' Cash Distribution		$ 70,933		$ 70,933

Approximate Federal (Tax)/ Tax Savings (see rates above)		$ (28,005)		$ (28,005)
Approximate California (Tax)/ Tax Savings (9.3%)		$ (10,418)		$ (10,418)
Approximate Net (Tax)/ Tax Savings		$ (38,423)		$ (38,423)

Net (Tax)/ Tax Savings Plus Cash Distributions		$ 32,510		$ 32,510

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of Shepherd South Apartments I.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

WNC Housing Tax Credit Fund V, L.P, Series 3
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE

DISTRIBUTION OF SALE PROCEEDS
	Cash Proceeds from lower tier:			$70,933
(i)	Less: Sale expenses - $10,000			$10,000
(ii)	Less: Payment of debts and obligations of the Partnership			$30,467
(iii)	Less: Funding of necessary reserves			$30,467
	Sale Proceeds			$0

	Less:
	Distribution of Disposition Proceeds
	Cash back to Limited Partner
4.2.1(i)	Limited Partner - Adjusted Capital Contribution			$0
4.2.1(ii)	Limited Partner - Adjusted Return on Investment (see LPA)			$0
	Remainder:			$0

	Cash back to General Partner based on Adjusted Capital Contribution
4.2.1(iii)	General Partner - Adjusted Capital Contribution			$0
	Remainder:			$0

5.6.7	Two parts, 1st payment of accrued Subordinated Disposition Fee and then the balance paid out
	Subordinated Disposition Fee owed:
	Accrued prior to this disposition:			$0
	Incurred for this disposition			$0
	Remainder:			$0

	Allocable Split between GP and LP
4.2.1(iv)	Allocation to General Partner			$0
4.2.1(iv)	Allocation to Limited Partner			$0
				$0

Projected Gain Calculation

Allocation of Gain by Federal Tax Rate		LPs	GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%		$ -	$ -	$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%		$ 110,900	$ 1,120	$ 112,020
Long Term Capital Gain 15%		$ -	$ -	$ -
		$ 110,900	$ 1,120	$ 112,020

Projected Sale/Liquidation Summary For Limited Partner

		Total		Original
		$ 18,000,000		$ 1,000
		LP Investment		Investment
Projected Partners' Cash Distribution		$ -		$ -

Approximate Federal (Tax)/ Tax Savings (see rates above)		$ (27,725)		$ (1.54)
Approximate California (Tax)/ Tax Savings (9.3%)**		$ (10,314)		$ (0.57)
Approximate Net (Tax)/ Tax Savings		$ (38,039)		$ (2.11)

Net (Tax)/ Tax Savings Plus Cash Distributions		$ (38,039)		$ (2.11)

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC Housing Tax Credit Fund V, LP, Series 3.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

<<SORT NAME>>

ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

Please mark one box below and return to the address below by May 14, 2012

This Written Consent is solicited on behalf of the Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”), hereby acknowledges receipt of the Consent Solicitation Statement dated April 12, 2012 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

Proposal.  An amendment to the Partnership’s Agreement of Limited Partnership to permit the sale of the Property of the Local Limited Partnership known as Shepherd South Apartments I, Ltd., a Texas limited partnership, and all improvements thereon, together with the replacement reserve, for a purchase price of at least $93,000, plus the amount of the outstanding mortgage balance, to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the General Partner could be general partners and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property, as specifically set forth under “Proposal – Amendment To Partnership LPA” in the accompanying Consent Solicitation Statement.

MARK ONLY ONE BOX

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:
Signature

Signature (if held jointly)

Return in the enclosed self-addressed stamped envelope or fax to:

Attention:  Denim Mercado
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, CA 92614
Ph: 714-662-5565, Extension 600
Fax: 714-708-8498